Crawford & Company®
5335 Triangle Parkway
Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE
CRAWFORD & COMPANY REPORTS 2019 FIRST QUARTER RESULTS
REAFFIRMS 2019 GUIDANCE

ATLANTA, (May 6, 2019) -- Crawford & Company (www.crawco.com) (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to insurance companies and self-insured entities, today announced its financial results for the first quarter ended March 31, 2019.
The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75% of CRD-A, voting as a class.

GAAP Results
First Quarter 2019

•	Revenues before reimbursements of $247.1 million, compared with $273.1 million for the 2018 first quarter which included $16.0 million of revenues from the disposed of Garden City Group business line

•	Net income attributable to shareholders of $6.1 million, compared to $8.6 million in the same period last year

•	Diluted earnings per share of $0.12 for CRD-A and $0.10 for CRD-B, compared with $0.16 for CRD-A and $0.14 for CRD-B in the prior year first quarter

Non-GAAP Results
First Quarter 2019

Non-GAAP consolidated results for the 2018 quarter have been calculated excluding the net operating results of the Garden City Group business, the “GCG business”, disposed of on June 15, 2018. In addition, 2019 non-GAAP results have been presented on a constant dollar basis compared to 2018. See the following non-GAAP reconciliations on page 7.

•	Revenues before reimbursements, on a non-GAAP basis, of $252.0 million, down 2% compared with $257.2 million for the 2018 first quarter

•	Net income attributable to shareholders, on a non-GAAP basis, totaled $6.2 million in the 2019 first quarter, compared to $9.2 million in the same period last year

•	Diluted earnings per share, on a non-GAAP basis, of $0.12 for CRD-A and $0.10 for CRD-B in the 2019 first quarter compared to $0.17 for CRD-A and $0.15 for CRD-B in the prior year first quarter

•
Consolidated adjusted operating earnings, on a non-GAAP basis, were $14.8 million, or 5.9% of revenues, in the 2019 first quarter, compared with $19.1 million, or 7.4% of revenues, in the 2018 first quarter

•
Consolidated adjusted EBITDA, a non-GAAP financial measure, was $21.2 million or 8.4% of non-GAAP revenues in the 2019 first quarter, compared with $29.0 million or 11.3% of revenues in the 2018 period

Management Comments
Mr. Harsha V. Agadi, president and chief executive officer of Crawford & Company, stated, “Our first quarter revenues were impacted by a more benign weather environment globally as well as a strong U.S. dollar. While overall our segment operating results were in line with the prior year, our consolidated operating earnings were negatively impacted by an increase in self-insurance costs and higher professional fees, both of which, we expect to subside looking to the balance of the year. These largely transitory costs obscure the building momentum in our business driven by the purposeful strategic investments that we have made in our operations and sales functions to drive market share and in new product development to access large untapped market opportunities. It is this momentum combined with our growing sales pipelines which provides our management team with real confidence in our ability to deliver our full year 2019 guidance, which we are reiterating today.
Technology is disrupting our industry and we are meeting this disruption head on as we strive to be a leader in the outsourced claims market. Over the last year, we have shifted our investment in technology towards transformational efforts versus maintenance spending as we work to create solutions designed to solve our clients’ most complex challenges. Central to this is our introduction of industry verticals and integrated solutions which we have launched for the construction, hospitality, and transportation industries. Client adoption has been strong and we have started to expand these solutions and their capabilities.
Importantly, our recently introduced solutions provide Crawford a market leading position as well as critical differentiation where we can demonstrate our expertise and drive distinctive business value for our customers. Our innovation is also increasing our dialogue and engagement with our clients as we work to solve long-standing industry challenges. This is evident in our Broadspire business where our new verticals and solutions are driving active discussions resulting in a strong new business pipeline. While we experienced lower claim volumes at Broadspire in the first quarter, new business wins provide visibility to sequential growth as our new clients’ business ramps through the second quarter.
Our management team has also been focused on improving the Company’s cash generation while delivering value to shareholders through a disciplined capital allocation strategy. Of note, we delivered a $21.7 million improvement in free cash flow in the 2019 first quarter, which is a significant upswing. Our focus on expenses and our efforts to reduce our working capital needs contributed to the overall improvement. Moving forward throughout this year, we will remain focused on cash generation and maintaining our strong balance sheet which provides us a significant competitive advantage. As previously communicated, given our confidence in our outlook, combined with our current share price, which we believe is trading meaningfully below intrinsic value, we opportunistically repurchased approximately 1.8 million shares of CRD-A and CRD-B during the 2019 first quarter.
Mr Agadi concluded, “We have made strong progress positioning Crawford not only for growth but also for continued leadership in the outsourced claims industry. Our innovative solutions are driving increased client engagement which is leading to strong new business pipelines across our company which provides confidence in our outlook. Importantly, we remain firmly on track to deliver our longer term goal of achieving 5% revenue growth and 15% earnings growth, annually.”

Segment Results for the First Quarter
Crawford Claims Solutions
Crawford Claims Solutions revenues before reimbursements were $83.3 million in the first quarter of 2019, decreasing 8% from $90.4 million in the first quarter of 2018 primarily due to a decrease in weather related activity in the U.S., as 2018 revenues included $7.1 million from the runoff of 2017 hurricane claims. On a constant dollar basis, first quarter 2019 revenues were $85.6 million.
Excluding centralized indirect support costs, gross profit decreased to $17.1 million, or a gross margin of 20.5% in 2019 from $17.9 million, or a gross margin of 19.8% in 2018, due primarily to lower earnings in Europe and Asia compared to the prior year. After the allocation of indirect costs, operating earnings were a loss of $(0.3) million in the 2019 first quarter compared with operating earnings of $1.1 million in the first quarter of 2018, representing an operating margin of (0.4)% in the 2019 quarter and 1.3% in the 2018 quarter.
Crawford TPA Solutions: Broadspire
Crawford TPA Solutions: Broadspire segment revenues before reimbursements were $97.8 million in the 2019 first quarter, decreasing 2% from $100.2 million in the 2018 first quarter. Changes in foreign exchange rates resulted in a decrease in revenues of approximately 1.0%, or $1.0 million, for the three months ended March 31, 2019 as compared with the 2018 period. Revenues were negatively impacted by a decrease in cases received.
Excluding centralized indirect support costs, gross profit decreased to $25.5 million, or a gross margin of 26.0% in 2019 from $26.4 million, or a gross margin of 26.3% in 2018, as lower direct expenses did not fully offset the lower revenues. After allocation of indirect costs, Crawford TPA Solutions: Broadspire recorded operating earnings of $6.7 million in the first quarter of 2019 representing an operating margin of 6.9% compared with $7.8 million, or 7.8% of revenues in the 2018 first quarter.
Crawford Specialty Solutions
Crawford Specialty Solutions revenues before reimbursements were $65.9 million in the first quarter of 2019, down 20% from $82.4 million in the same period of 2018 which included $16.0 million of GCG revenues. Non-GAAP segment revenues excluding GCG were $66.5 million in the 2018 period. Changes in foreign exchange rates resulted in a decrease of our Crawford Specialty Solutions segment revenues by approximately 1.9%, or $1.6 million for the three months ended March 31, 2019, as compared with the 2018 period. Absent foreign exchange rate fluctuations, Crawford Specialty Solutions segment revenues would have been $67.5 million for the three months ended March 31, 2019, increasing over prior year non-GAAP revenues of $66.5 million.
Excluding indirect support costs, gross profit decreased to $22.4 million, or a gross margin of 34.0% in 2019 from $26.9 million, or a gross margin of 32.6% in 2018, due primarily to the absence of the Garden City Group’s gross contribution. After allocation of indirect costs, operating earnings were $12.2 million in the 2019 first quarter compared with $10.0 million in the 2018 period. The segment’s operating margin for the 2019 quarter was 18.5% as compared to 12.2% in the 2018 quarter. This improvement was primarily due to the absence of the Garden City Group business which had an operating loss in the 2018 period after the allocation of indirect costs.
Unallocated Corporate and Shared Costs and Credits, Net
Unallocated corporate costs, net were $3.9 million in the first quarter of 2019, compared with $0.8 million in the same period of 2018. The increase for the three months ended March 31, 2019 was due to an increase in self-insured expenses, professional fees and defined benefit pension expense.

Balance Sheet and Cash Flow
The Company’s consolidated cash and cash equivalents position as of March 31, 2019, totaled $49.7 million, compared with $53.1 million at December 31, 2018. The Company’s total debt outstanding as of March 31, 2019, totaled $210.1 million, compared with $190.4 million at December 31, 2018.
The Company’s operations provided $0.5 million of cash during the 2019 period, compared with a use of cash of $13.6 million in the 2018 period. The increase in cash provided by operating activities was primarily due to better accounts receivable management and lower working capital requirements, including the positive cash flow impact as a result of the Garden City Group business disposal, and a decrease in discretionary U.S. and U.K. pension contributions in 2019 compared to 2018. Free cash flow improved $21.7 million over the 2018 first quarter.
As expected, the Company made no contributions to its U.S defined benefit pension plan and $0.2 million to its U.K. plans for the 2019 three month period, compared with contributions of $3.0 million and $1.4 million, respectively, in the 2018 period.
During the three months ended March 31, 2019, the Company repurchased 421,427 shares of CRD-A and 1,376,889 of CRD-B at an average cost of $9.13.

2019 Guidance
Crawford & Company is reaffirming its guidance for 2019 as follows:

•	Consolidated revenues before reimbursements between $1.05 and $1.10 billion;

•	Net income attributable to shareholders of Crawford & Company between $46.0 and $51.0 million, or $0.85 to $0.95 diluted earnings per CRD-A share, and $0.78 to $0.88 diluted earnings per CRD-B share;

•	Consolidated operating earnings between $90.0 and $100.0 million;

•	Consolidated adjusted EBITDA between $130.0 and $140.0 million;

To a significant extent, Crawford’s business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

Conference Call
As previously announced, Crawford & Company will host a conference call on May 7, 2019 at 8:30 a.m. Eastern Time to discuss its first quarter 2019 results. The conference call can be accessed live by dialing 1-800-374-2518 and using Conference ID 6299119. A presentation for tomorrow’s call can also be found on the investor relations portion of the Company’s website, http://www.crawco.com. The call will be recorded and available for replay through June 7, 2019. You may dial 1-855-859-2056 to listen to the replay.

Non-GAAP Presentation
In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under U.S. generally accepted accounting principles (“GAAP”), these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.
Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs and credits, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, income taxes, and net income or loss attributable to noncontrolling interests and redeemable noncontrolling interests.
Gross profit is defined as revenues less direct costs which exclude indirect overhead costs allocated to the business.
Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results. The Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with adjustments for depreciation and amortization, net corporate interest expense, income taxes and stock-based compensation expense.
Unallocated corporate and shared costs and credits include expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain unallocated professional fees, and certain self-insurance costs and recoveries that are not allocated to our individual operating segments.
Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors, affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis. The reconciliation of full year 2019 guidance is to the midpoint of the guidance range.

	Three months ended		Midpoint
(in thousands)	March 31, 2019	March 31, 2018	Guidance 2019
Operating earnings (loss):
Crawford TPA Solutions: Broadspire	$6,733	$7,827
Crawford Claims Solutions	(313)	1,145
Crawford Specialty Solutions	12,195	10,024
Unallocated corporate and shared costs, net	(3,914)	(821)
Consolidated operating earnings	14,701	18,175	$95,000
(Deduct) Add:
Net corporate interest expense	(2,716)	(2,564)	(10,800)
Stock option expense	(485)	(450)	(2,000)
Amortization expense	(2,798)	(2,765)	(11,200)
Income taxes	(2,933)	(3,966)	(21,600)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	340	139	(900)
Net income attributable to shareholders of Crawford & Company	$6,109	$8,569	$48,500

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to adjusted EBITDA. The reconciliation of full year 2019 guidance is to the midpoint of the guidance range.

	Three months ended		Midpoint
(in thousands)	March 31, 2019	March 31, 2018	Guidance 2019
Net income attributable to shareholders of Crawford & Company	$6,109	$8,569	$48,500
Add (Deduct):
Depreciation and amortization	9,624	11,440	45,700
Stock-based compensation	(247)	1,565	8,400
Net corporate interest expense	2,716	2,564	10,800
Income taxes	2,933	3,966	21,600
Foreign exchange impacts	103	—	—
Removal of the impact of the disposed GCG business	—	879	—
Adjusted EBITDA	$21,238	$28,983	$135,000

Following are the reconciliations of GAAP Revenue, Operating Earnings, Pretax Earnings, Net Income and Earnings Per Share to related non-GAAP Adjusted figures, which reflect 2019 on a constant dollar basis and exclude the results of the disposal of the GCG business for the three months ended March 31, 2018.

Three months ended March 31, 2019
(in thousands)	Revenues	Non-GAAP Operating earnings	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$247,058	$14,701	$8,702	$6,109	$0.12	$0.10
Adjustments:
Foreign exchange impacts	4,932	103	103	68	—	—
Non-GAAP Adjusted	$251,990	$14,804	$8,805	$6,177	$0.12	$0.10

Three months ended March 31, 2018
(in thousands)	Revenues	Non-GAAP Operating earnings	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$273,104	$18,175	$12,396	$8,569	$0.16	$0.14
Adjustments:
GCG business results	(15,953)	2,525	2,525	1,718	0.03	0.03
Retained corporate overhead charged to GCG	—	(1,646)	(1,646)	(1,120)	(0.02)	(0.02)
Non-GAAP Adjusted	$257,151	$19,054	$13,275	$9,167	$0.17	$0.15

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share.

	Three months ended
(in thousands)	March 31, 2019	March 31, 2018
Weighted-Average Shares Used to Compute Basic Earnings Per Share:
Class A Common Stock	30,658	31,199
Class B Common Stock	23,367	24,472
Weighted-Average Shares Used to Compute Diluted Earnings Per Share:
Class A Common Stock	31,106	31,761
Class B Common Stock	23,367	24,472

Further information regarding the Company’s operating results for the quarter ended March 31,2019, and financial position as of March 31, 2019, and cash flows for the three months ended March 31, 2019 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawco.com) is the world's largest publicly listed independent provider of claims management and outsourcing solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries.
The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.
Earnings per share may be different between CRD-A and CRD-B due to the payment of a higher per share dividend on CRD-A than CRD-B, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.
FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company’s website at www.crawco.com.

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2019	2018	% Change

Revenues:
Revenues Before Reimbursements	$247,058	$273,104	(10)%
Reimbursements	9,319	17,283	(46)%
Total Revenues	256,377	290,387	(12)%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	177,888	197,619	(10)%
Reimbursements	9,319	17,283	(46)%
Total Costs of Services	187,207	214,902	(13)%

Selling, General, and Administrative Expenses	58,659	61,660	(5)%
Corporate Interest Expense, Net	2,716	2,564	6%
Total Costs and Expenses	248,582	279,126	(11)%

Other Income	907	1,135	(20)%

Income Before Income Taxes	8,702	12,396	(30)%
Provision for Income Taxes	2,933	3,966	(26)%

Net Income	5,769	8,430	(32)%

Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests	340	139	145%

Net Income Attributable to Shareholders of Crawford & Company	$6,109	$8,569	(29)%

Earnings Per Share - Basic:
Class A Common Stock	$0.12	$0.16	(25)%
Class B Common Stock	$0.10	$0.14	(29)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.12	$0.16	(25)%
Class B Common Stock	$0.10	$0.14	(29)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2019 and December 31, 2018
Unaudited
(In Thousands, Except Par Values)

	March 31,	December 31,
	2019	2018
ASSETS

Current Assets:
Cash and Cash Equivalents	$49,674	$53,119
Accounts Receivable, Net	130,842	131,117
Unbilled Revenues, at Estimated Billable Amounts	118,271	108,291
Income Taxes Receivable	4,112	4,084
Prepaid Expenses and Other Current Assets	21,843	24,237
Total Current Assets	324,742	320,848

Net Property and Equipment	32,361	34,303

Other Assets:
Operating Lease Right-of-Use Asset, Net	103,805	—
Goodwill	97,585	96,890
Intangible Assets Arising from Business Acquisitions, Net	82,983	85,023
Capitalized Software Costs, Net	69,821	72,210
Deferred Income Tax Assets	21,258	22,146
Other Noncurrent Assets	71,691	70,022
Total Other Assets	447,143	346,291

Total Assets	$804,246	$701,442

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$31,558	$23,195
Accounts Payable	34,954	37,834
Operating Lease Liability	31,660	—
Accrued Compensation and Related Costs	58,088	66,530
Self-Insured Risks	13,756	15,246
Income Taxes Payable	4,279	3,145
Deferred Rent	—	15,919
Other Accrued Liabilities	34,110	32,391
Deferred Revenues	34,032	30,961
Current Installments of Finance Leases	41	89
Total Current Liabilities	242,478	225,310

Noncurrent Liabilities:
Long-Term Debt and Finance Leases, Less Current Installments	178,508	167,126
Operating Lease Liability	87,043	—
Deferred Revenues	20,385	21,713
Accrued Pension Liabilities	73,105	74,323
Other Noncurrent Liabilities	31,096	32,024
Total Noncurrent Liabilities	390,137	295,186

Redeemable Noncontrolling Interests	5,123	5,500

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	30,621	30,927
Class B Common Stock, $1.00 Par Value	23,031	24,408
Additional Paid-in Capital	58,321	58,793
Retained Earnings	261,814	273,607
Accumulated Other Comprehensive Loss	(211,374)	(216,447)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	162,413	171,288
Noncontrolling Interests	4,095	4,158
Total Shareholders’ Investment	166,508	175,446

Total Liabilities and Shareholders’ Investment	$804,246	$701,442

CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT WITH DIRECT COMPENSATION AND OTHER EXPENSES
Unaudited
(In Thousands, Except Percentages)

Three Months Ended March 31

	Crawford TPA Solutions: Broadspire		%	Crawford Claims Solutions		%	Crawford Specialty Solutions		%
	2019	2018	Change	2019	2018	Change	2019	2018	Change

Revenues Before Reimbursements	$97,794	$100,237	(2.4)%	$83,319	$90,446	(7.9)%	$65,945	$82,421	(20.0)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	58,381	58,718	(0.6)%	55,901	60,670	(7.9)%	34,958	43,664	(19.9)%
% of Revenues Before Reimbursements	59.7%	58.6%		67.1%	67.1%		53.0%	53.0%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	32,680	33,692	(3.0)%	27,731	28,631	(3.1)%	18,792	28,733	(34.6)%
% of Revenues Before Reimbursements	33.4%	33.6%		33.3%	31.7%		28.5%	34.9%

Total Operating Expenses	91,061	92,410	(1.5)%	83,632	89,301	(6.3)%	53,750	72,397	(25.8)%

Operating Earnings (1)	$6,733	$7,827	(14.0)%	$(313)	$1,145	(127.3)%	$12,195	$10,024	21.7%
% of Revenues Before Reimbursements	6.9%	7.8%		(0.4)%	1.3%		18.5%	12.2%
(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer- relationship intangible assets and certain unallocated corporate and shared costs and credits. See pages 5-6 for additional information about segment operating earnings.

CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT WITH DIRECT AND INDIRECT COSTS
Unaudited
(In Thousands, Except Percentages)

Three Months Ended March 31

	Crawford TPA Solutions: Broadspire		%	Crawford Claims Solutions		%	Crawford Specialty Solutions		%
	2019	2018	Change	2019	2018	Change	2019	2018	Change

Revenues Before Reimbursements	$97,794	$100,237	(2.4)%	$83,319	$90,446	(7.9)%	$65,945	$82,421	(20.0)%

Direct Expense	72,331	73,831	(2.0)%	66,242	72,500	(8.6)%	43,504	55,563	(21.7)%
% of Revenues Before Reimbursements	74.0%	73.7%		79.5%	80.2%		66.0%	67.4%

Segment Gross Profit	25,463	26,406	(3.6)%	17,077	17,946	(4.8)%	22,441	26,858	(16.4)%
% of Revenues Before Reimbursements	26.0%	26.3%		20.5%	19.8%		34.0%	32.6%

Indirect Costs	18,730	18,579	0.8%	17,390	16,801	3.5%	10,246	16,834	(39.1)%
% of Revenues Before Reimbursements	19.2%	18.5%		20.9%	18.6%		15.5%	20.4%

Operating Earnings (1)	$6,733	$7,827	(14.0)%	$(313)	$1,145	(127.3)%	$12,195	$10,024	21.7%
% of Revenues Before Reimbursements	6.9%	7.8%		(0.4)%	1.3%		18.5%	12.2%
(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, and certain unallocated corporate and shared costs and credits. See pages 5-6 for additional information about segment operating earnings.

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2019 and March 31, 2018
Unaudited
(In Thousands)

	2019	2018
Cash Flows From Operating Activities:
Net Income	$5,769	$8,430
Reconciliation of Net Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	9,624	11,440
Stock-Based Compensation Costs	(247)	1,565
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	1,571	2,848
Unbilled Revenues, Net	(8,361)	(20,180)
Accrued or Prepaid Income Taxes	1,922	4,839
Accounts Payable and Accrued Liabilities	(8,257)	(13,594)
Deferred Revenues	1,578	239
Accrued Retirement Costs	(3,393)	(10,143)
Prepaid Expenses and Other Operating Activities	317	932
Net Cash Provided by (Used in) Operating Activities	523	(13,624)

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(1,737)	(5,141)
Capitalization of Computer Software Costs	(1,605)	(5,717)
Net Cash Used in Investing Activities	(3,342)	(10,858)

Cash Flows From Financing Activities:
Cash Dividends Paid	(3,282)	(3,421)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	(110)	14
Repurchases of Common Stock	(16,418)	(3,925)
Increases in Short-Term and Revolving Credit Facility Borrowings	30,385	50,408
Payments on Short-Term and Revolving Credit Facility Borrowings	(11,578)	(10,000)
Payments on Finance Lease Obligations	(54)	(125)
Dividends Paid to Noncontrolling Interests	(84)	—
Net Cash (Used In) Provided by Financing Activities	(1,141)	32,951

Effects of Exchange Rate Changes on Cash and Cash Equivalents	515	1,476
(Decrease) Increase in Cash and Cash Equivalents	(3,445)	9,945
Cash and Cash Equivalents at Beginning of Year	53,119	54,011
Cash and Cash Equivalents at End of Period	$49,674	$63,956